FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-02

----- Original Message -----
From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)
At: Feb  3 2016 14:12:41

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C32 - PUBLIC NEW ISSUE **PRICING DETAILS** $774.582 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER AND SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC
CO-MANAGERS: BARCLAYS CAPITAL INC. AND DEUTSCHE BANK SECURITIES INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/KBRA/MDYS	SIZE($MM)	C/E	WAL	SPD	CPN	YLD	$PRICE
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	40.045	30.000%	2.68	68	1.577	1.5592	99.9984
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	45.913	30.000%	4.80	85	2.696	2.0250	102.9985
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	160.000	30.000%	9.70	149	3.294	3.1799	100.9976
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	284.738	30.000%	9.82	151	3.560	3.2093	102.9950
A-SB	AAA(sf)/AAA(sf)/Aaa(sf)	66.289	30.000%	7.27	139	3.324	2.8632	102.9947
A-S	AAA(sf)/AAA(sf)/Aa2(sf)	77.999	21.875%	9.88	189.6	3.952	3.6000	102.9958
B	AA(low)(sf)/AA-(sf)/NR	64.798	15.125%	9.91	325	4.7207	4.9557	98.8967
C	A(low)(sf)/A-(sf)/NR	34.800	11.500%	9.91	475	4.7207	6.4557	88.2106

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	DBRS/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM	LTV	NOI	DY
A-3FL	AAA(sf)/AAA(sf)/Aaa(sf)	75.000	30.000%	9.70	41.1%	21.9%
D	BBB(low)(sf)/BBB-(sf)/NR	38.399	7.500%	9.91	54.3%	16.6%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$959,979,761
NUMBER OF LOANS:	112
NUMBER OF PROPERTIES:	152
WA CUT-OFF LTV:	58.7%
WA BALLOON LTV:	51.8%
WA U/W NCF DSCR:	2.46x
WA U/W NOI DEBT YIELD:	15.3%
WA MORTGAGE RATE:	4.750%
TOP TEN LOANS %:	41.3%
WA REM TERM TO MATURITY (MOS):	115
WA REM AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(43.9%), RMF(23.7%), NCB(14.9%), C-III(10.0%), BASIS(7.4%)

TOP 3 PROPERTY TYPES:	RETAIL (26.5%), MULTIFAMILY (19.1%), HOSPITALITY (16.2%)

TOP 5 STATES:	NY(17.6%), CA(11.9%), TX(11.6%), IL(9.8%), FL(6.3%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	RIALTO CAPITAL ADVISORS, LLC AND NATIONAL COOPERATIVE BANK, N.A.

SUBORDINATE CLASS REP:	RIALTO CMBS VIII, LLC OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TUES 1/26 AND WED 1/27
ANTICIPATED PRICING:	PRICED
ANTICIPATED SETTLEMENT:	FEBRUARY 18, 2016

ROADSHOW
MINNEAPOLIS, BREAKFAST:	TUES, 1/26 @ 7:30AM CT, THE GRAND HOTEL
HARTFORD, BREAKFAST:	TUES, 1/26 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	TUES, 1/26 @ 12:00PM ET, THE LANGHAM
NEW YORK 1x1's:	WED, 1/27
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM REVIEW CODE: www.netroadshow.com/nrs/wp/default.html?show=4cDd4e
FINAL LINK:  WFCM2016

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.
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https://www.wellsfargo.com/com/disclaimer/wfsjb4.
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